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                                 Exhibit 99.1
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               Letter Regarding Arthur Andersen Representations

[SEMTECH LETTERHEAD]


To the Securities and Exchange Commission:

     We received a letter from Arthur Andersen LLP, dated April 2, 2002, representing that the audit as of and for the year ended January 27, 2002, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/S/ David G. Franz Jr.
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David G. Franz, Jr.
Vice President, Finance and Chief Financial Officer,
and Secretary (Principal Accounting and Financial Officer)


Date      April 4, 2002
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